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                                                Filed Pursuant to Rule 424(b)(3)
                                                      Registration No. 333-33838

Prospectus Supplement No. 2
(To Prospectus Dated May 12, 2000)

                         CYTOCLONAL PHARMACEUTICS, INC.

                              Prospectus Supplement
                            Dated November 16, 2000

         This document supplements and amends the prospectus dated May 12, 2000 (the "Prospectus"), as amended by a Prospectus Supplement dated October 24, 2000, relating to the offer of Common Stock issuable upon exercise of options and warrants, Common Stock issuable upon exercise of Class A Warrants and Class B Warrants issued in a private placement in 1995 and Common Stock underlying Unit Purchase Options issued to the underwriter in Cytoclonal's initial public offering in November 1995. This Prospectus Supplement is incorporated by reference into the Prospectus and should be read in conjunction with, and may not be delivered or utilized without, the Prospectus dated May 12, 2000 and the Prospectus Supplement dated October 24, 2000. The information in this Prospectus Supplement amends and supercedes the information set forth under the heading "Description of Securities" in the Prospectus dated May 12, 2000.

                            DESCRIPTION OF SECURITIES

         The information under the heading "Description of Securities" on page 15 in the Prospectus is hereby amended by adding the following information regarding the Unit Purchase Options.

         In connection with a settlement agreement between the Company and certain holders of an aggregate of 72,714 Unit Purchase Options, the expiration date of such Unit Purchase Options has been extended to November 2, 2001. All of the remaining Unit Purchase Options expired on November 2, 2000.